EXHIBIT 10.3

EXECUTION VERSION

AMENDED AND RESTATED SERVICES AGREEMENT

THIS AMENDED AND RESTATED SERVICES AGREEMENT (this “Agreement”), made as of this 16th day of July, 2010, is by and among DONALD J. TRUMP (“Mr. Trump”), IVANKA TRUMP (“Ms. Trump” and, each of Mr. Trump and Ms. Trump individually, a “Trump Party”, and collectively, the “Trump Parties”), TRUMP ENTERTAINMENT RESORTS, INC., a Delaware corporation (the “Company”), and TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P., a Delaware limited partnership (“Trump Holdings”).

W I T N E S S E T H:

WHEREAS, Mr. Trump, the Company and Trump Holdings entered into that certain Services Agreement, dated as of May 20, 2005 (the “Prior Services Agreement”);

WHEREAS, on February 13, 2009, Mr. Trump and Ms. Trump resigned from all positions with the Company and certain of its direct and indirect subsidiaries, and Mr. Trump delivered a letter to the Board of Directors of the Company abandoning his partnership interest in Trump Holdings;

WHEREAS, on February 17, 2009, the Company and certain of its direct and indirect subsidiaries (collectively, the “Debtors”), each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) before the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”);

WHEREAS, the Ad Hoc Committee of Holders of 8.5% Senior Secured Notes Due 2015 (the “Ad Hoc Committee”) and the Debtors filed that certain Modified Sixth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed by the Ad Hoc Committee of Holders of 8.5% Senior Secured Notes Due 2015 dated as of January 5, 2010 (as amended, supplemented or modified, the “AHC Plan”);

WHEREAS on November 16, 2009, certain parties, including but not limited to the Trump Parties and the members of the Ad Hoc Committee, entered into a Plan Support Agreement (“Plan Support Agreement”) pursuant to and in accordance with which the Trump Parties are willing to enter into this Agreement; and

WHEREAS, pursuant to the Plan Support Agreement, the Trump Parties have agreed to enter into a Second Amended and Restated Trademark License Agreement, dated as of the date hereof, with the Company and Trump Holdings (as amended from time to time, the “Second Amended and Restated Trademark License Agreement”) and, in furtherance of the Second Amended and Restated Trademark License Agreement, the Trump Parties are also entering into this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein and in the Plan Support Agreement, and other good and valuable consideration (including but not limited to the issuance to Mr. Trump on the date hereof of shares of common stock representing a 5% equity interest in Company and a common stock purchase warrant, in accordance with the AHC Plan), the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereto hereby agree as follows:

ARTICLE I.

LIMITATION ON MR. TRUMP’S ACTIVITIES

Section 1.1. Limitation on Mr. Trump. Mr. Trump agrees that, until the termination of this Agreement in accordance with the provisions of Section 3.1, Mr. Trump shall not, directly or through other Persons acting on his behalf:

(a) consult for, or provide services to, any Person (other than the Company and its subsidiaries) engaged, directly or through subsidiaries, in Casino and Gaming Activities in any part of the Territory which directly relate to the promotion, marketing or advertising of such Person’s Casino and Gaming Activities in the Territory;

(b) with respect to Harrah’s Entertainment, Inc. or any Affiliate or successor entity of Harrah’s Entertainment, Inc. (collectively, “Harrah’s”), (x) consult for or provide services (including, without limitation, promotional, marketing or advertising services) to Harrah’s, (y) be an officer, director or employee (whether or not for compensation) of Harrah’s or (z) own more than five percent (5%) of the voting stock or other equity interests in Harrah’s;

(c) be an officer, director or employee (whether or not for compensation) of any Person (other than the Company and its subsidiaries) engaged, directly or through subsidiaries, in Casino and Gaming Activities in any part of the Territory, if (and only if) more than forty-two and a half percent (42.5%) of such Person’s total consolidated revenues are derived directly from Casino and Gaming Activities in the Territory; or

(d) while serving as an officer, director or employee of, or consultant or service provider for, any Person (other than the Company and its subsidiaries) engaged, directly or through subsidiaries, in Casino and Gaming Activities in any part of the Territory, consult on any matters for such Person directly relating to such Person’s Casino and Gaming Activities in the Territory.

For purposes of determining the percentage of a Person’s total consolidated revenues derived directly from Casino and Gaming Activities in the Territory, Mr. Trump may conclusively rely (without any inquiry or investigation) on such Person’s filings with the Securities and Exchange Commission or other publicly available information made available by such Person, or other information furnished in writing by such Person to Mr. Trump.

For the avoidance of doubt, other than the restriction of Mr. Trump’s ownership of the voting stock or other equity interests in Harrah’s set forth in clause (b)(z) of this Section 1.1, there shall be no limit to the ownership by Mr. Trump of the voting stock or other equity interests of any Person. In addition, for the avoidance of doubt, none of the provisions of this Section 1.1 shall apply to Ms. Trump.

Section 1.2. Cure Provisions.

(a) If Mr. Trump breaches any provision of Section 1.1 of this Agreement, then Trump Holdings shall provide Mr. Trump with written notice thereof, specifying such breach in reasonable detail. Mr. Trump shall correct or cure such breach within ten (10) business days from the date of notice thereof; provided, however, that if such breach cannot reasonably be cured within such ten (10) business day period, so long as Mr. Trump shall be diligently proceeding to cure such breach, Mr. Trump shall have a reasonable period of time to cure such breach, not to exceed sixty (60) days in the aggregate, including such initial ten (10) business day period.

(b) Nothing contained in this Section 1.2 shall limit the rights of the Company and Trump Holdings under Section 4.10.

ARTICLE II.

REQUESTED SERVICES

Section 2.1. Request of Services. The Company may request from time to time that either or both of the Trump Parties participate in promotional, marketing or advertising activities on behalf of the Company, Trump Holdings or their subsidiaries that own Casino Properties (as defined in the Second Amended and Restated Trademark License Agreement), on such terms as the Trump Parties (as applicable) and the Company may agree in their respective sole and absolute discretion.

ARTICLE III.

TERM; TERMINATION; PRIOR SERVICES AGREEMENT

Section 3.1. Term. This Agreement shall be effective as of the date hereof and shall terminate automatically and contemporaneously with any termination of the Second Amended and Restated Trademark License Agreement, provided that this Agreement may be earlier terminated as follows:

(a) by the Company or Trump Holdings, at any time and for any reason, upon 30 days written notice to the relevant Trump Party from the Company or Trump Holdings (as applicable);

(b) automatically with respect to a Trump Party in the event of such Trump Party’s death; or

(c) by the Trump Parties, upon written notice to the Company and Trump Holdings, following the occurrence of the Restricted Expiration Date (as defined in the Second Amended and Restated Trademark License Agreement).

Section 3.2. Effect of Termination. Upon any termination of this Agreement pursuant to Section 3.1 hereof, this Agreement shall become null and void with respect to each relevant party hereto, and shall be of no further force or effect, with no liability on the part of such party hereto with respect to this Agreement.

Section 3.3. Prior Services Agreement.

(a) To the extent not previously terminated, each of Mr. Trump, the Company and Trump Holdings hereby terminates the Prior Services Agreement in all respects, effective immediately. Without limiting, and in furtherance of, the foregoing, each of Mr. Trump, the Company and Trump Holdings (for itself and its Affiliates) hereby irrevocably and unconditionally forever releases and discharges in all respects each other such party and its Affiliates from any and all rights and obligations under, pursuant to or in connection with any of the Prior Services Agreement.

(b) This Agreement shall be deemed to amend, restate and supersede the Prior Services Agreement in its entirety.

ARTICLE IV.

DEFINITIONS; ADDITIONAL PROVISIONS

Section 4.1. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that is directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have corresponding meanings.

“Casino and Gaming Activities” shall mean the ownership, operation or management of the gaming portion of any building or complex of buildings in which the principal business activity is the taking or receiving of bets or wagers upon the result of games of chance or skill.

“Harrah’s” shall have the meaning set forth in Section 1.1.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.

“Second Amended and Restated Trademark License Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Territory” means the States of New York, New Jersey, Connecticut, Pennsylvania, Maryland and Delaware.

Section 4.2. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

Section 4.3. Notices. All notices to be given hereunder shall be given in writing and shall be deemed given when delivered by messenger (including delivery by overnight express delivery services) or by first-class U.S. mail, with postage prepaid, registered or certified, and if intended for the Company or Trump Holdings, delivered or addressed to the following addresses (or at such address for a party as shall be specified by like notice):

Trump Entertainment Resorts, Inc.

1000 Boardwalk at Virginia

Atlantic City, NJ 08401

Attention: Chief Executive Officer.

if intended for Mr. Trump, delivered or addressed to:

c/o The Trump Organization

725 Fifth Avenue

New York, New York 10022

Attention:	Donald J. Trump Allen Weisselberg Jason D. Greenblatt, Esq. Ivanka Trump (each in a separate envelope and each mailed separately)

if intended for Ms. Trump, delivered or addressed to:

c/o The Trump Organization

725 Fifth Avenue

New York, New York 10022

Attention:	Ivanka Trump Jason D. Greenblatt, Esq. (each in a separate envelope and each mailed separately)

Section 4.4. Limitations on Rights of Third Parties. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 4.5. Assignments. This Agreement may not be assigned (by operation of law or otherwise) without the prior written consent of the parties hereto and any purported or attempted assignment or other transfer of rights or obligations under this Agreement without such consent shall be void and of no force or effect.

Section 4.6. No Joint Venture or Business Entity. Nothing expressed or implied in this Agreement is intended or shall be construed to create or establish a joint venture, partnership or other business entity by, among or between the parties hereto.

Section 4.7. Amendments. This Agreement may not be amended, modified or altered, and no provision hereof may be waived, in any such case in whole or in part, except by a subsequent writing signed by the parties hereto; provided, however, that no amendments may be made to this Agreement without the prior approval of the Board of Directors of the Company.

Section 4.8. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto, and supersedes the Prior Services Agreement and all other prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof. This Section 4.8 is not intended to modify the Second Amended and Restated Trademark License Agreement or imply that the Second Amended and Restated Trademark License Agreement is superseded.

Section 4.9. Limitation on Damages. Neither party shall be liable to the other party for any consequential damages resulting from a breach of this Agreement.

Section 4.10. Company’s and Trump Holdings’ Right to Injunctive Relief. The Trump Parties acknowledge that the Company and Trump Holdings would be irreparably harmed and there would be no adequate remedy at law for Mr. Trump’s violation of the covenants or agreements contained in Section 1.1 of this Agreement. The Trump Parties accordingly agree that, in addition to any other remedies available to the Company and Trump Holdings upon the breach by Mr. Trump of such covenants and agreements, the Company and Trump Holdings shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of such covenants or agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Name:	Donald J. Trump

Name:	Ivanka Trump*

TRUMP ENTERTAINMENT RESORTS, INC.

By:
Name: Title:

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

By:	Trump Entertainment Resorts, Inc. its general partner

By:
Name: Title:

*	For the avoidance of doubt, the provisions of Section 1.1 shall not apply to Ms. Trump.